UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): February 21, 2006 (February 14, 2006)

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1768 Automation Parkway, San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Reporting)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 14, 2006, the Compensation Committee of the Board of Directors approved certain revisions to the vesting criteria applicable to restricted stock and restricted stock unit equity awards issued in the third quarter of the Company’s 2004 fiscal year and second quarter of the Company’s 2005 fiscal year to several executive officers, including one Named Executive Officer, Debora Shoquist, Senior Vice President, Operations. The purpose of these revisions was to clarify certain EBITDA (earnings before interest, taxes, depreciation and amortization) targets to specify that earnings contributions from businesses acquired by the Company through merger and acquisition activity are included for purposes of measuring achievement of such EBITDA targets. Pursuant to the terms of each of the affected equity awards, upon achievement of certain EBITDA performance targets the vesting of such restricted stock and restricted stock unit awards fully or partially accelerates. Those awards that partially accelerate provide that one third of the restricted stock units awarded become immediately exercisable, and the remaining restricted stock units vest in equal installments on the next two anniversaries of the acceleration date. As a result of the approval of these revisions, the vesting of these restricted stock and restricted stock unit awards was fully or partially accelerated, depending upon the original terms of each award, on February 14, 2006. The vesting of Ms. Shoquist’s 10,000 shares of Common Stock of the Company, issued pursuant to that certain restricted stock award dated March 18, 2004, was fully accelerated in accordance with its terms. The vesting of no other of Ms. Shoquist’s restricted stock or options was accelerated by these revisions.

On February 15, 2006 the Board of Directors, acting pursuant to the terms of Kevin Kennedy’s Employment Agreement dated September 1, 2003 and the CEO Bonus Plan contained therein, as amended, reviewed the Company’s performance relative to the achievement of certain EBITDA targets in the Company’s second quarter of its 2006 fiscal year. Based upon such review, the Board of Directors approved (a) a bonus payment of $494,749.04 to Mr. Kennedy, and (b) an increase in Mr. Kennedy’s annual base salary to $575,000, which increase is retroactive to September 1, 2004.

On February 15, 2006 the Board of Directors approved (a) a restricted stock award to each of Kevin DeNuccio and Hal Covert, with a fair market value on the date of grant of $40,000 based upon the closing price of the Company’s common stock on NASDAQ on February 15, 2006, net of applicable taxes at the discretion of each non-employee director, with such grants each vesting in one-third equal installments on each of the three anniversaries of the date of grant and otherwise subject to the standard terms and conditions of the Company’s form of restricted stock grant agreement for outside directors (each, a “Non-employee Restricted Stock Grant”), and (b) a cash payment of $7,500 for each of Mr. DeNuccio and Mr. Covert as a result of their appointment to serve on the Board of Director’s Compensation and Audit Committees, respectively (each, a “Cash Payment”). Mr. DeNuccio and Mr. Covert joined the Board after the December 2, 2005 Annual Meeting of the Company’s stockholders (the “Annual Meeting”). Therefore, their Non-employee Restricted Stock Grant and Cash Payment were approved immediately following the Annual Meeting pursuant to the Company’s standard terms of compensation for non-employee directors as disclosed in the Company’s 2005 Proxy and Annual Report.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 16, 2006 director Robert Enos announced his retirement as a member of the Board of Directors of the Company, effective immediately. Mr. Enos’ resignation was not because of any disagreement with the Company on any matter related to the Company’s operations, policies or practices, nor did Mr. Enos’ furnish the Company with a letter describing any disagreement or requesting that any matter be disclosed.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Bylaws of the Company were amended and restated effective February 16, 2006 (the “Amended and Restated Bylaws”) to decrease the number of directors from ten (10) to nine (9) directors.

A copy of the Amended and Restated Bylaws incorporating the change in the authorized number of directors of the Company is attached hereto as Exhibit 3.5 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.5	Amended and Restated Bylaws of JDS Uniphase Corporation, effective as of February 16, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Christopher S. Dewees
Christopher S. Dewees Senior Vice President and General Counsel

February 21, 2006